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                      February 3, 2023

       Timothy Fitzsimmons
       Chief Financial and Accounting Officer
       CompoSecure, Inc.
       309 Pierce Street
       Somerset , New Jersey 08873

                                                        Re: CompoSecure, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 14,
2022
                                                            Form 10-Q for the
Quarterly Period Ended June 30, 2022
                                                            Filed August 9,
2022
                                                            File No. 001-39687

       Dear Timothy Fitzsimmons:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Crypto Assets